Exhibit 99.15

FOR IMMEDIATE RELEASE


Johnson & Johnson Reports 2007 Second-Quarter Results:
Sales Increase of 13.2% and EPS increase of 10.5% Versus a Year
Ago; Excluding Special Charges in 2006, EPS increased 7.1%*

New Brunswick, NJ (July 17, 2007) - Johnson & Johnson today announced second-quarter sales of $15.1 billion, an increase of 13.2% as compared to the second quarter of 2006. Operational growth was 10.8% and currency contributed 2.4%. Domestic sales were up 9.0%, while international sales increased 18.4%, reflecting operational growth of 13.0% and a positive currency impact of 5.4%. On a pro-forma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales increased 3.6% operationally.

Net earnings and diluted earnings per share for the second quarter of 2007 were $3.1 billion and $1.05, respectively. Prior-year second-quarter net earnings included an after-tax in-process research and development charge of $87 million associated with the acquisition of Vascular Control Systems, Inc. Excluding this charge, net earnings for the current quarter and diluted earnings per share represent increases of 6.0% and 7.1%, respectively, as compared to the same period in 2006.* The Company confirmed its previous earnings guidance for full year 2007, which excludes the impact of in-process research and development charges or other special items, of between $4.02 and $4.07 per share.

"Our broadly-based approach to health care is serving us well as challenges in the marketplace intensify across certain businesses," said William C. Weldon, Chairman and Chief Executive
Officer. "We continue to grow earnings while successfully integrating acquisitions and continuing to invest in promising new growth opportunities."

In July, the Company announced a $10 billion share repurchase program. Share repurchases will take place on the open market from time to time based on market conditions. The repurchase program has no time limit and may be suspended or discontinued at any time.

Worldwide Medical Devices and Diagnostics sales of $5.4 billion for the second quarter represented a 5.1% increase over the prior year with operational growth of 2.8% and a positive impact from currency of 2.3%. Domestic sales increased 1.1%, while international sales increased 9.1% (4.4% from operations and 4.7% from currency).

Primary contributors to the operational growth included Vistakon's disposable contact lenses; LifeScan's blood glucose monitoring and insulin delivery products; Ethicon Endo-Surgery's minimally invasive products; DePuy's orthopaedic joint reconstruction and sports medicine businesses; Ethicon's wound care and women's health products; and Ortho-Clinical Diagnostics' professional diagnostic products. This growth was largely offset by lower sales of drug-eluting stents in our Cordis franchise due to a decline in the market versus the prior year.

Worldwide Pharmaceutical sales of $6.1 billion for the second quarter represented an increase over the prior year of 5.8% with operational growth of 3.8% and a positive impact from currency of 2.0%. Domestic sales increased 4.8%, while international sales increased 7.6% (2.0% from operations and 5.6% from currency).

Sales growth reflects the strong performance of TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; REMICADE, a biologic approved for the treatment of a number of immune mediated inflammatory diseases; our antipsychotic franchise, which includes RISPERDAL, RISPERDAL CONSTA and INVEGA; and CONCERTA, a treatment for attention deficit hyperactivity disorder.

During the quarter, the European Commission granted marketing authorization for INVEGA, an atypical antipsychotic medication for the treatment of schizophrenia. In addition, the U.S. Food and Drug Administration (FDA) granted approval for an additional indication for INVEGA for long-term maintenance of schizophrenia. In May, the FDA approved the use of DOXIL in combination with VELCADE for Injection to treat patients with multiple myeloma who have not previously received VELCADE and have received at least one prior therapy.

Also in the quarter, the Company filed new drug applications in both the U.S. and Europe for ceftobiprole, an antibiotic for the treatment of complicated skin and skin structure infections. Doripenem, a carbapenem antibiotic, was filed in the U.S. and Europe for the treatment of nosocomial pneumonia and in Europe for complicated urinary tract infections and complicated intra-abdominal infections.

Worldwide Consumer segment sales of $3.6 billion for the second quarter represented a 48.6% increase over the prior year with operational growth of 45.1% and a positive impact from currency of 3.5%. Domestic sales increased 41.6%, while international sales increased 54.6% (48.1% from operations and 6.5% from currency). On a pro-forma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales for the Consumer segment increased 4.6% operationally.

Sales growth in the combined business reflects the strong performance of the skin care lines of NEUTROGENA and AVEENO; Baby and Kids Care products; and LISTERINE antiseptic mouthrinse.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 250 Johnson & Johnson operating companies employ approximately 120,500 men and women in 57 countries and sell products throughout the world.

* Net earnings and diluted earnings per share excluding after-tax in-process research and development charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

A copy of the financial schedules accompanying this press release
are available at      http://www.investor.jnj.com/historical-
sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.
Additional information on Johnson & Johnson can be found on the Company's website at http://www.jnj.com.


(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)